Exhibit 99.1

Papa Johns Appoints John Garratt and Stephen Gibbs to the Board to Support Company’s Long Term Growth Plan and Strengthen Leadership in Pizza Category

ATLANTA--(BUSINESS WIRE)--October 24, 2023--Papa John's International, Inc. (NASDAQ: PZZA) (“Papa Johns®”) today announced the appointment of two new members to the Papa Johns Board of Directors – John Garratt, former President and Chief Financial Officer of Dollar General (NYSE: DG), and Stephen Gibbs, former Chief Accounting Officer and Corporate Controller at The Home Depot (NYSE: HD), bringing decades of experience across retail and consumer brands.

Following the appointments, the Board will comprise 10 directors, eight of whom are independent.

“We are pleased to welcome John and Stephen to the Papa Johns Board,” said Christopher L. Coleman, Chair of the Papa Johns Board of Directors. “Their appointment demonstrates Papa Johns commitment to ensuring our board is composed of directors with relevant skills and expertise to oversee the execution of our strategy. Their wealth of financial leadership and corporate strategy experience will be instrumental as we continue to build on our growth plans.”

Mr. Garratt joined Dollar General in 2014 as Senior Vice President of Finance and Strategy and was named Executive Vice President and CFO in 2015, holding the position until 2022 when he was promoted to President and CFO. During his eight-year tenure before retiring in 2023, Garratt helped drive consistent and significant growth with a disciplined approach to expense and capital management. Prior to Dollar General, Garratt spent more than 10 years at Yum! Brands where he served in a number of finance and corporate strategy leadership positions.

Mr. Gibbs recently served as Vice President, Chief Accounting Officer and Corporate Controller for The Home Depot from 2020 to 2023. He joined The Home Depot from Tyson Foods, where he held the position of Senior Vice President, Controller and Chief Accounting Officer. He previously held the same role for Keurig Green Mountain and Scientific Games Corporation, serving six years at each company from 2005 through 2017. Mr. Gibbs brings a strong track record of leadership, financial governance and regulatory compliance, with experience at large brands, as well as Big Four public accounting experience earlier in his career.

Rob Lynch, President and CEO added, “We look forward to having these accomplished leaders join us on the Papa Johns Board. Their experience in food and beverage and retail industries as well as transformations for global consumer brands will provide a valuable strategic perspective as we continue to drive systemwide sales growth and global development.”

Additional information on the Papa Johns Board of Directors and individual Board members can be found here.

About Papa Johns

Papa John’s International, Inc. (NASDAQ: PZZA) opened its doors in 1984 with one goal in mind: BETTER INGREDIENTS. BETTER PIZZA.® Papa Johns believes that using high-quality ingredients leads to superior quality pizzas. Its original dough is made of only six ingredients and is fresh, never frozen. Papa Johns tops its pizzas with real cheese made from mozzarella, pizza sauce made with vine-ripened tomatoes that go from vine to can in the same day and meat free of fillers. It was the first national pizza delivery chain to announce the removal of artificial flavors and synthetic colors from its entire food menu. Papa Johns is co-headquartered in Atlanta, Ga. and Louisville, Ky. and is the world’s third-largest pizza delivery company with more than 5,700 restaurants in approximately 50 countries and territories. For more information about the Company or to order pizza online, visit www.papajohns.com or download the Papa Johns mobile app for iOS or Android.

Forward-Looking Statements

Certain matters discussed in this press release which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Part I. Item 1A. - Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 25, 2022 as updated by those included in our Quarterly Report on Form 10-Q for the quarter ended June 25, 2023. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

Contacts

Papa Johns Investor Relations
investor_relations@papajohns.com